Exhibit 4.4

Execution Version

EQUINIX, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee,

1.800% Senior Notes due 2027

Eighth Supplemental Indenture

Dated as of June 22, 2020

to

Indenture dated as of December 12, 2017

TABLE OF CONTENTS

		Page
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflicts with Base Indenture	17

ARTICLE 2
THE NOTES

Section 2.01.	Amount; Series; Terms	17
Section 2.02.	Denominations	18
Section 2.03.	Form of Notes	18

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01.	Redemption	18
Section 3.02.	Optional Redemption of the Notes	18
Section 3.03.	[Reserved]	19
Section 3.04.	Repurchase Offer	19

ARTICLE 4
COVENANTS

Section 4.01.	Payment of Notes	21
Section 4.02.	Reports to Holders	21
Section 4.03.	Sale and Leaseback Transactions	22
Section 4.04.	Limitation on Liens	22
Section 4.05.	Offer to Repurchase Upon Change of Control Triggering Event	23

ARTICLE 5
MERGER, CONSOLIDATION, OR SALE OF ASSETS

Section 5.01.	Merger, Consolidation, or Sale of Assets.	24

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.	Events of Default	25
Section 6.02.	Other Amendments	27

ARTICLE 7
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01.	Legal Defeasance and Covenant Defeasance	27

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ARTICLE 8
SATISFACTION AND DISCHARGE

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Sinking Funds	28
Section 9.02.	Supplemental Indenture	28
Section 9.03.	No Guarantees	28
Section 9.04.	Confirmation of Indenture	28
Section 9.05.	Counterpart; Notices	28
Section 9.06.	Governing Law	28
Section 9.07.	Waiver of Jury Trial	28
Section 9.08.	Trustee Disclaimer	28

Exhibit A	Form of Note	A-1

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EIGHTH SUPPLEMENTAL INDENTURE, dated as of June 22, 2020 (this “Supplemental Indenture”), to the Indenture dated as of December 12, 2017 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and between Equinix, Inc. (the “Company,” as more fully set forth in Section 1.01), and U.S. Bank National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes (as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Notes designated as its 1.800% Senior Notes due 2027 (the “Initial Notes”) in an aggregate principal amount of $500,000,000, on the terms set forth herein;

WHEREAS, Article 9 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

In addition to the definitions set forth in Article 1 of the Base Indenture, this Supplemental Indenture shall include the following definitions, which, in the event of a conflict with the definition of terms in the Base Indenture, shall control:

“Additional Notes” has the meaning set forth in Section 2.01(b).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary to the extent applicable to such transfer or exchange.

“ASC” means FASB Accounting Standards Codification.

“Asset Acquisition” means (1) an investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in such Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in such Sale and Leaseback Transaction.

“Base Indenture” has the meaning specified in the introductory paragraph of this Supplemental Indenture.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(a) debt securities denominated in Euro, pounds sterling or U.S. dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the U.K. or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b) commercial paper denominated in Euro, pounds sterling or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c) certificates of deposit denominated in Euro, pounds sterling or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States, provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d) any cash deposit denominated in Euro, pounds sterling or U.S. dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least A3 by Moody’s or A- by S&P;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

For the avoidance of doubt, the consummation of the Company Conversion shall not constitute a “Change of Control.”

“Change of Control Offer” has the meaning set forth in Section 4.05(a).

“Change of Control Payment” has the meaning set forth in Section 4.05(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.05(b).

“Change of Control Triggering Event” means, in each case, the occurrence of both (i) a Change of Control and (ii) a Rating Event.

“Company” has the meaning specified in the introductory paragraph of this Supplemental Indenture, and subject to the provisions of ARTICLE 5, shall include its successors and assigns.

“Company Conversion” means the actions taken by the Company and its Subsidiaries in connection with Company’s qualification as a REIT, including without limitation, (y) separating from time to time all or a portion of its United States and international businesses into, as defined by the Code, taxable REIT subsidiaries (“TRS”) and/or qualified REIT subsidiaries (“QRS”) (it being understood that any such TRS and/or QRS shall remain Restricted Subsidiaries, as applicable, as prior to the Company Conversion) and (z) amending its charter to impose ownership limitations on the Company’s Capital Stock directly or indirectly by merging into a Wholly Owned Restricted Subsidiary of the Company.

“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period, on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(1) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(3) Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(4) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Indenture (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5) any other Non-cash Charges, including any provisions, provision in-creases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(6) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock); plus

(7) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(8) any net loss from disposed or discontinued operations; plus

(9) any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(10) any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(11) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); plus

(12) the amount of any costs and expenses associated with the Company Conversion, including, without limitation, planning and advisory costs related to the foregoing; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(2) any net gain from disposed or discontinued operations;

(3) any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(4) any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

For purposes of this definition, calculations shall be done after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness or the designation or elimination (including by de-designation) of any Designated Revolving Commitments of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment of Indebtedness or designation or elimination (including by de-designation) of Designated Revolving Commitments, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period (and in the case of Designated Revolving Commitments, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred throughout such period); and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; (d) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Company that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s))); (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (f) dividends with respect to Disqualified Capital Stock; (g) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person; (h) imputed interest with respect to Sale and Leaseback Transactions; and (i) the interest portion of any deferred payment obligation; plus

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(3) interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

(1) any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses;

(2) any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

(3) any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

(4) the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

(5) any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments;

(6) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(7) any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

(9) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(10) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

(11) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

(12) acquisition-related costs resulting from the application of ASC 805.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any sale, conveyance, transfer or other disposition of assets permitted under the Indenture (in each case, whether or not non-recurring).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.08 of the Base Indenture, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Security Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“delivered” with respect to any notice to be delivered, given or mailed to a Holder pursuant to the Indenture, shall mean (x) given to the Depositary (or its designee) in accordance with accepted procedures of the Depositary (in the case of a Global Note) or (y) notice mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the register of Holders. Notice so “delivered” shall be deemed to include any notice to be “mailed” or “given,” as applicable, under the Indenture.

“Designated Revolving Commitments” means the amount or amounts of any commitments to make loans or extend credit on a revolving basis to the Company or any of its Restricted Subsidiaries by any Person other than the Company or any of its Restricted Subsidiaries that has or have been designated (but only to the extent so designated) in an Officers’ Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Company subsequently delivers an Officers’ Certificate to the Trustee to the effect that the amount or amounts of such commitments shall no longer constitute “Designated Revolving Commitments.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in each case, on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“Electronic Signatures” has the meaning set forth in Section 9.05.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company (excluding Disqualified Capital Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b) issuances to any Subsidiary of the Company;

(c) issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d) issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e) issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f) issuances pursuant to employee stock plans.

“Euro” means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with European monetary union.

“Event of Default” has the meaning set forth in Section 6.01.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company or any duly appointed officer of the Company or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $50.0 million, shall be determined by the Board of Directors of the Company and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“First Par Call Date” means May 15, 2027.

“Fitch” means Fitch Ratings Inc. or any successor to the rating agency business thereof.

“Four Quarter Period” means the period of four full fiscal quarters for which financial statements are available ending prior to the date of the transaction (the “Transaction Date”) giving rise to the need to make such calculation.

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of July 11, 2011.

“Global Notes” means, individually and collectively, each of the Global Securities deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.03 of the Base Indenture and Section 2.03 hereof.

“Holder” means a Person in whose name a Note is registered.

“incur” means, collectively, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (A) securing Obligations (other than Obligations described in (1)-(4) above) entered into the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (B) that are otherwise cash collateralized;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person;

(9) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and

(10) the aggregate amount of Designated Revolving Commitments in effect on such date.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Payment Date” has the meaning set forth in Section 2.01(d).

“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P and Fitch and Baa3 by Moody’s or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the Issue Date, or the equivalent rating of any other Rating Agency selected by the Company as provided in the definition of ‘‘Rating Agency.’’

“Issue Date” means June 22, 2020.

“Make-Whole Premium” means with respect to any Notes redeemed before the First Par Call Date, the excess, if any, of:

(1)

the aggregate present value as of the Redemption Date of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the Redemption Date) that would have been payable in respect of such dollar if such redemption had been made on the First Par Call Date, in each case determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the dates on which such principal and interest would have been payable if such redemption had been made on the First Par Call Date; over

(2)	the principal amount of such Note.

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Notes” means, for all purposes under the Indenture (including, without limitation, the covenants set forth in the Base Indenture) the Initial Notes issued on the date hereof and any Additional Notes. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Amount” has the meaning set forth in Section 3.04.

“Offer Period” has the meaning set forth in Section 3.04.

“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Company that ranks pari passu in right of payment with the Notes.

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(7) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens securing Interest Swap Obligations;

(11) Liens securing Indebtedness under Currency Agreements;

(12) Liens securing Acquired Indebtedness; provided that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens on assets of a Restricted Subsidiary of the Company;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(19) [Reserved];

(20) Liens securing Indebtedness in respect of Sale and Leaseback Transactions;

(21) [Reserved]

(22) Liens securing Indebtedness in respect of mortgage financings; and

(23) Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries otherwise permitted under the Indenture that do not exceed an amount equal to (x) 3.5 times (y) the Consolidated EBITDA of the Company for the Four Quarter Period to and including the most recent fiscal quarter for which financial statements are internally available immediately preceding such date.

“Prospectus” means the prospectus dated November 7, 2017, as supplemented by the prospectus supplement dated June 8, 2020, prepared by the Company in connection with the offering of the Initial Notes.

“Purchase Date” has the meaning set forth in Section 3.04.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P and (2) if Fitch, Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“Rating Event” means that the Notes are downgraded by at least one rating category from the applicable rating of such Notes on the first day of the Trigger Period by two of the Rating Agencies and/or cease to be rated by two of the Rating Agencies, in each case, on any date during the Trigger Period; provided that a Rating Event will not be deemed to have occurred unless the rating category of the Notes is below an Investment Grade Rating by two of the Rating Agencies; provided, further, that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable downgrading Rating Agency does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated; provided that in the event that a Rating Agency does not provide a rating of Notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of such Notes below an Investment Grade Rating by such Rating Agency and a downgrade that results in such Notes no longer being rated at the rating category in effect on the first day of the Trigger Period by such Rating Agency, in each case, and shall not be subject to the second proviso in the immediately preceding sentence. The Trustee shall have no obligation to determine whether a Rating Event has occurred.

“Redemption Date” has the meaning set forth in Section 3.02(a).

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856-860 of the Code.

“Reinvestment Rate” means 20 basis points plus the arithmetic mean (rounded to the nearest 1/100th of a percentage point) of the yields for the immediately preceding full week published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available prior to the date of determining the Make-Whole Premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by the Company) most nearly equal to the First Par Call Date. If no maturity exactly corresponds to the First Par Call Date, the Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such date (for the avoidance of doubt, with such two published maturities being the published maturity occurring most closely before such date and the published maturity occurring most closely after such date).

“Repurchase Offer” has the meaning set forth in Section 3.04.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries.

“Subordinated Indebtedness” means Indebtedness of the Company that is subordinated or junior in right of payment to the Notes.

“Supplemental Indenture” has the meaning specified in the introductory paragraph of this Supplemental Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended.

“Transaction Date” has the meaning assigned thereto in the definition of “Four Quarter Period.”

“Trigger Period” means the 60-day period commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes are under publicly announced consideration for possible downgrade by any two of the three Rating Agencies); provided that the Trigger Period will terminate with respect to each Rating Agency when such Rating Agency takes action (including affirming its existing ratings) with respect to such Change of Control.

“Trustee” has the meaning specified in the introductory paragraph of this Supplemental Indenture.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

All terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE 2

THE NOTES

Section 2.01. Amount; Series; Terms.

(a) There is hereby created and designated one series of Notes under the Base Indenture: the title of the Notes shall be “1.800% Senior Notes Due 2027.” The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Notes specifically incorporates such changes, modifications and supplements.

(b) The initial aggregate principal amount of Notes is $500,000,000. The Company shall be entitled to issue additional notes under this Supplemental Indenture (“Additional Notes”) that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto; provided that such issuance is not prohibited by the terms of the Indenture. Any such Additional Notes shall be consolidated and form a single series with the Initial Notes initially issued including for purposes of voting and redemption; provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers. With respect to any Additional Notes, the Company shall set forth in a Board Resolution of its Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information: (i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and (ii) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue.

(c) The Stated Maturity of the Notes shall be July 15, 2027. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in the United States, which shall initially be the office or agency of the Trustee in the United States.

(d) The Notes shall bear interest at the rate of 1.800% per annum from June 22, 2020, or from the most recent date to which interest has been paid or duly provided for, as further provided in the forms of Global Note annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The dates on which such interest shall be payable (each, an “Interest Payment Date”) shall be January 15 and July 15 of each year, beginning on January 15, 2021, and the record date for any interest payable on each such Interest Payment Date shall be the immediately preceding January 1 or July 1, respectively.

(e) The Notes will be issued in the form of one or more Global Notes, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Sections 2.03 and 2.04 of the Base Indenture.

Section 2.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 2.03. Form of Notes. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01. Redemption. Pursuant to Section 3.01 of the Base Indenture, the following additional redemption provisions in this Article 3 shall apply to the Notes.

Section 3.02. Optional Redemption of the Notes.

(a) The Company may redeem at its election, at any time or from time to time, some or all of the Notes before they mature at a redemption price equal to the sum of (x) 100% of the principal amount of Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date plus (y) the Make-Whole Premium.

(b) Notwithstanding the foregoing, if the Notes are redeemed on or after the First Par Call Date, the redemption price will not include the Make-Whole Premium.

(c) Neither the Trustee nor any Paying Agent shall have any obligation to calculate or verify the calculation of the Make-Whole Premium.

(d) The provisions of Section 3.01 through Section 3.06 of the Base Indenture shall not apply to the Notes, and the following provisions shall apply in lieu thereof:

(i) In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee:

(A) by a method that complies with the requirements, as certified to the Trustee by the Company, of the principal securities exchange, if any, on which the Notes are listed at such time, and in compliance with the requirements of the relevant clearing system; or

(B) if the Notes are not listed on a securities exchange, or such securities exchange prescribes no method of selection and the Notes are not held through a clearing system or the clearing system prescribes no method of selection, by lot.

(ii) No Notes of a principal amount of $2,000 or less shall be redeemed in part.

(iii) Notice of redemption will be delivered at least 15 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed, the Trustee and the Paying Agent; provided that, if the redemption notice is issued in connection with a defeasance of the Notes or satisfaction and discharge of the Indenture governing the Note in accordance with the Indentures, the notice of redemption may be delivered more than 60 calendar days before the date of redemption. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

(e) Any redemption or notice of redemption, may, at the Company’s discretion, be subject to one or more conditions precedent.

Section 3.03. [Reserved].

Section 3.04. Repurchase Offer. In the event that, pursuant to Section 4.05 hereof, the Company or a Restricted Subsidiary is required to commence an offer to all Holders to purchase Notes (a “Repurchase Offer”), it shall follow the procedures specified below.

The Repurchase Offer shall remain open for a period of at least 20 Business Days following its commencement, except to the extent that a shorter or longer period is permitted or required, as the case may be, by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will purchase at the purchase price (as determined in accordance with Section 4.05 hereof, as the case may be) the principal amount of Notes required to be purchased pursuant to Section 4.05 hereof, as the case may be (the “Offer Amount”) and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Repurchase Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, to, but not including, the Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Company will deliver or cause to be delivered a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The notice, which will govern the terms of the Repurchase Offer, will state:

(a) that the Repurchase Offer is being made pursuant to this Section 3.04, and Section 4.05 hereof, and the length of time the Repurchase Offer will remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment will continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Repurchase Offer will cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof;

(f) that Holders electing to have a Note purchased pursuant to any Repurchase Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes and such Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Trustee so that no Notes in denominations of $2,000 or less will be purchased in part); and

(i) that Holders whose Notes were purchased only in part will be issued new Notes of the applicable series equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Repurchase Offer or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.04. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and deliver (or cause to be transferred by book entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered. Notwithstanding any other provision in the Indenture to the contrary, neither an Opinion of Counsel nor an Officers’ Certificate is required for the Trustee to authenticate such new Note. Any Note not so accepted shall be promptly returned by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.04 or Section 4.05 of this Supplemental Indenture, as applicable, any purchase pursuant to this Section 3.04 shall be made pursuant to the applicable provisions of Section 3.01 through Section 3.06 of the Base Indenture.

ARTICLE 4

COVENANTS

In addition to the covenants set forth in Article 4 of the Base Indenture, the Notes shall be subject to the following additional covenants. Such additional covenants set forth in Sections 4.03 through Section 4.05 below shall be subject to covenant defeasance pursuant to Section 8.03 of the Base Indenture.

Section 4.01. Payment of Notes. The following paragraph shall be added following the first paragraph of Section 4.01 of the Base Indenture: “The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at such rate to the extent lawful. Interest will be computed daily on the Notes on the basis of a 360-day year comprised of twelve 30-day months (US 30/360)”.

Section 4.02. Reports to Holders. The following sentence shall be added to the end of the second paragraph of Section 4.03 of the Base Indenture: “If the Company had any Unrestricted Subsidiaries during the relevant period, the Company will also provide to the Trustee and, upon request, to any Holder of the Notes, information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.”

Section 4.03. Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or assets unless:

(1) the Sale and Leaseback Transaction is solely with the Company or a Restricted Subsidiary;

(2) the lease is for a period not in excess of 36 months (or which may be terminated by the Company or any of its Subsidiaries within a period of not more than 36 months);

(3) the Company would be able to incur Indebtedness secured by a Lien with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to Section 4.04(b) (other than in reliance on clause (20) of the definition of “Permitted Liens”); or

(4) the Company or such Restricted Subsidiary within 365 days after the sale of such property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property to (i) the redemption of Notes, other Indebtedness of the Company ranking on a parity with the Notes in right of payment or Indebtedness of the Company or a Restricted Subsidiary or (ii) the purchase of other property; provided that, in lieu of applying such amount to the retirement of Pari Passu Indebtedness, the Company may deliver Notes to the Trustee for cancellation; such Notes to be credited at the cost thereof to the Company.

Section 4.04. Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(a) in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b) in all other cases, the Notes are equally and ratably secured,

except for:

(1) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(2) Liens securing the Company’s and its Restricted Subsidiaries’ Obligations under any hedge facility permitted under the Indenture to be entered into by the Company and its Restricted Subsidiaries;

(3) Liens securing the Notes;

(4) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; and

(5) Permitted Liens.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.05. Offer to Repurchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company or a third party has previously or concurrently delivered a redemption notice with respect to all outstanding Notes as described under Section 3.02, the Company will be required to make an offer to purchase each Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Company must send, or cause the Trustee to send (or, in the case of Notes represented by Global Notes, in accordance with the Applicable Procedures) a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 15 days nor later than 60 days after the date such notice is delivered, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and specifying the portion (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes that it agrees to sell to the Company pursuant to the Change of Control Offer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.05, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Section 4.05 by virtue of such conflict.

(d) On the date of such Change of Control Payment, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e) The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of such Change of Control Payment.

(f) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The Company (or a third party) may make a Change of Control Offer in advance of, and conditioned upon, any Change of Control Triggering Event.

ARTICLE 5

MERGER, CONSOLIDATION, OR SALE OF ASSETS

The Notes shall not be subject to Section 5.01 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 5.01 of this Supplemental Indenture:

Section 5.01. Merger, Consolidation, or Sale of Assets.

(a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(A) the Company shall be the surviving or continuing corporation; or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation; and

(ii) shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) of this Section 5.01(a), no Default or Event of Default shall have occurred or be continuing; and

(3) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

(b) For purposes of the provisions of Section 5.01(a) hereof, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) Notwithstanding clauses (1) and (2) of Section 5.01(a) hereof, but subject to the proviso in clause (1)(B)(i) of Section 5.01(a), the Company may merge with (x) any of its Wholly Owned Restricted Subsidiaries or (y) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction. For the avoidance of doubt, nothing in this Section 5.01 shall prevent the Company or a Restricted Subsidiary from consummating the Company Conversion.

ARTICLE 6

EVENTS OF DEFAULT

The Notes shall not be subject to Section 6.01 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 6.01 of this Supplemental Indenture:

Section 6.01. Events of Default. Any of the following events shall constitute an event of default (an “Event of Default”):

(a) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer) on the date specified for such payment in the applicable offer to purchase;

(c) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except (i) in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement and (ii) as otherwise provided in the penultimate paragraph of Section 4.03 of the Base Indenture);

(d) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $500.0 million or more at any time;

(e) the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian for it or for all or substantially all of their property,

(4) makes a general assignment for the benefit of its creditors, or

(5) an admission by the Company in writing of its inability to pay its debts as they become due;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary in an involuntary case;

(2) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary; or

(3) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Other Amendments. The Notes shall be subject to Section 6.02 through Section 6.11 of the Base Indenture, except that the references to “clause (d) or (e) of Section 6.01 hereof” in Section 6.02 of the Base Indenture shall be deemed references to “clause (e) or (f) of Section 6.01” of this Supplemental Indenture.

ARTICLE 7

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01. Legal Defeasance and Covenant Defeasance. The Notes shall be subject to Article 8 of the Base Indenture, except that:

(a) Section 8.03 of the Base Indenture is amended by replacing the final sentence thereof with the following: “In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(c) and Section 6.01(f) hereof will not constitute Events of Default with respect to the Notes”.

(b) Section 8.04(a) of the Base Indenture is amended by replacing such Section 8.04(a) with the following: “The Company must irrevocably deposit with the Trustee (or with a custodian or account bank appointed on behalf of the Trustee), for the benefit of the Holders, cash in U.S. Dollars, non-callable U.S. government obligations, rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be.”

(c) Section 8.04(e) of the Base Indenture is amended by including “or any of its Restricted Subsidiaries” immediately following each of the last two instances of “the Company” in such Section 8.04(e).

ARTICLE 8

SATISFACTION AND DISCHARGE

The Notes shall be subject to Article 10 of the Base Indenture, except that:

(a) Paragraph (2) of clause (a) of Section 10.01 of the Base Indenture is amended by replacing such paragraph (2) with the following: “all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee (or with a custodian or account bank appointed on behalf of the Trustee) funds in an amount in cash in U.S. dollars, non-callable U.S. government obligations rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be.”

ARTICLE 9

MISCELLANEOUS

Section 9.01. Sinking Funds. The Notes shall not have the benefit of a sinking fund.

Section 9.02. Supplemental Indenture. The terms of this Supplemental Indenture may be modified as set forth in Article 9 of the Base Indenture as provided in such Article 9.

Section 9.03. No Guarantees. The Notes will not be guaranteed by any Subsidiary of the Company or entitled to any guarantee.

Section 9.04. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 9.05. Counterpart; Notices. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile and electronic mail (including any Electronic Signature) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Supplemental Indenture shall be subject to Section 11.02 of the Base Indenture, except that, for purpose of this Supplemental Indenture, all references in such Section 11.02 to electronic or e-mail transmission or delivery shall be deemed to include Electronic Signatures. For purposes hereof, “Electronic Signatures” shall mean any digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by an Officer of the Company). The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 9.06. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.07. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 9.08. Trustee Disclaimer. The Trustee shall have no responsibility for the validity or sufficiency of this Supplemental Indenture.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

EQUINIX, INC.,
as Issuer

By:	/s/ Keith D. Taylor
Name: Keith D. Taylor
Title: Chief Financial Officer

[Equinix Eighth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President

[Equinix Eighth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

1.800% Senior Notes due 2027

[Insert the Global Security Legend, if applicable, pursuant to the provisions of the Indenture]

[Face of Note]

CUSIP 29444U BG0

1.800% Senior Notes due 2027

No. ________	$____________

Equinix, Inc.

promises to pay to Cede & Co. or registered assigns,

the principal sum of ________________________ DOLLARS on July 15, 2027.

Interest Payment Dates: January 15 and July 15, commencing January 15, 2021

Record Dates: January 1 and July 1

Dated: June 22, 2020

Equinix, Inc.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, Trustee, certifies that this is one of the Notes referred to in the Supplemental Indenture.

By:
Authorized Signatory

[Back of Note]

1.800% Senior Notes due 2027

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Equinix, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 1.800% per annum from June 22, 2020, until maturity. The Company will pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be January 15, 2021. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the interest rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed daily on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the United States, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in the capacity of Paying Agent or Registrar.

(4) INDENTURE. The Company issued the Notes under an Indenture, dated as of December 12, 2017 (the “Base Indenture” and, as supplemented by the Supplemental Indenture (as defined below), the “Indenture”), by and between the Company and the Trustee, as supplemented by that certain Eighth Supplemental Indenture, dated as of June 22, 2020, by and between the Company and the Trustee (the “Supplemental Indenture”). The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company.

(5) OPTIONAL REDEMPTION.

(a) The Company may redeem at its election, at any time or from time to time, some or all of the Notes before they mature at a redemption price equal to the sum of (x) 100% of the principal amount of Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date plus (y) the Make-Whole Premium.

(b) Notwithstanding the foregoing, if the Notes are redeemed on or after the First Par Call Date, the redemption price will not include the Make-Whole Premium.

(c) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of ARTICLE 3 of the Supplemental Indenture.

(d) Any redemption or notice of redemption, may, at the Company’s discretion, be subject to one or more conditions precedent.

(6) NOTICE OF REDEMPTION. Notice of redemption will be delivered at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address and the Trustee, except that redemption notices with respect to any redemption pursuant to Section 3.02 of the Supplemental Indenture may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part in connection with any redemption pursuant to Section 3.02, but only in whole multiples of $1,000 unless all of the Notes held by a Holder are to be redeemed and provided that any unredeemed portion of a Note is equal to $2,000 or a multiple of $1,000 in excess thereof. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) In the event that the Company or a Restricted Subsidiary is required to commence an offer to all Holders to purchase Notes pursuant to Section 4.05 of the Supplemental Indenture, it will comply with the terms set forth in the Supplemental Indenture, including Section 3.04 thereof.

(b) If a Change of Control Triggering Event occurs, unless the Company or a third party has previously or concurrently delivered a redemption notice with respect to all outstanding notes, as described under Section 3.02 of the Supplemental Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of repurchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event, the Company will deliver a notice to each Holder, with a copy to the Trustee, setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(8) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part that is equal to $2,000 or a multiple of $1,000 in excess thereof. Also, the Company need not issue, register the transfer of or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(9) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(10) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any, issued under the Supplemental Indenture) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for purchase of, the Notes), and any existing Default or Event or Default, other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture and the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any, issued under the Supplemental Indenture) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for purchase of, the Notes). Without the consent of any Holder of Notes, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; provide for the assumption by a Surviving Entity of the obligations of the Company under the Indenture; provide for uncertificated Notes in addition to or in place of certificated Notes; secure the Notes, add to the covenants of the Company for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the Notes; comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA; provide for the issuance of Additional Notes in accordance with the Supplemental Indenture; evidence and provide for the acceptance of appointment by a successor Trustee; conform the text of the Indenture or the Notes to any provision of the “Description of notes” of the Prospectus to the extent that such provision in the “Description of notes” of the Prospectus was intended to be a recitation of a provision of the Indenture or the Notes; or make any amendment to the provisions of the Indenture relating to the transfer and legending of the Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided that (i) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes.

(11) DEFAULTS AND REMEDIES. Events of Default with respect to the Notes include: (i) default for 30 days in the payment when due of interest on, with respect to the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal on the Notes (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer); (iii) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other covenants or agreements in the Indenture (except (i) in the case of a default with respect to Section 5.01 of the Supplemental Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement and (ii) as otherwise provided in the penultimate paragraph of Section 4.03 of the Base Indenture); (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $500.0 million or more at any time; (v) the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary, pursuant to or within the meaning of Bankruptcy Law, commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian for it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or an admission by the Company in writing of its inability to pay its debts as they become due; or (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary in an involuntary case; appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary or orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Material Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If any Event of Default with respect to outstanding Notes occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall be immediately due and payable.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency occurring with respect to the Company, all unpaid principal of and accrued and unpaid interest on all of the outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days of any Officer becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(12) TRUSTEE DEALINGS WITH THE COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

(13) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the Notes.

(14) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Equinix, Inc.

One Lagoon Drive

Redwood City, CA 94065

United States of America

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                                                                   (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM

(OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.05 (Change of Control Offer) of the Supplemental Indenture, check the box below:

☐ Section 4.05

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.05 of the Supplemental Indenture, state the amount you elect to have purchased:

$____________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM

(OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.